Exhibit 10.55

September 24, 2019

Timothy C. Dugan
312 Braeburn Drive
McMurray, PA 15317

Dear Timothy,

As previously discussed and publicly disclosed, your employment with CNX Resources Corporation (the “Company”) will terminate effective December 31, 2019 (unless you earlier voluntarily terminate your employment with the Company or you are earlier terminated by the Company “for cause”) (the earliest of such dates being the “Termination Date”). As of the Termination Date, you are no longer expected or required to provide any services to the Company, except as provided in this agreement. Further, you agree that, effective as of the Termination Date, you hereby resign from all other positions you hold as an officer or director of the Company or any of its subsidiaries and affiliates.
Prior to the Termination Date you shall continue to be employed as an Executive Vice President of the Company. In such capacity, you shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors, consistent with the role of Executive Vice President, which may include: (i) the orderly transition of the responsibilities and duties of the chief operating officer to the new chief operating officer, (ii) maintaining and transitioning to the new chief operating officer customer, commercial, financial, shareholder and other relationships which are important to the Company, and (iii) providing advice and guidance to the new chief operating officer, as requested by the new chief operating officer. You shall devote as much of your working time and efforts to the business and affairs of the Company and its subsidiaries as is necessary to effectively carry out the foregoing duties and responsibilities. You shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company; provided, however, that nothing in this agreement shall preclude you from managing your personal investments and serving as a director of a not-for-profit organization. In consideration for the foregoing, you will receive the following:

1.	Ongoing Wages: Your wages based on your current salary for your employment up to the Termination Date will be paid to you in accordance with the normal payroll practices of the Company.

2.
Benefits: You shall be entitled to participate in all employee benefit plans made available by the Company to its employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement up to the Termination Date.

3.
Expenses: The Company shall reimburse you for all reasonable expense incurred by you in the course of performing your duties up to the Termination Date, subject to the Company’s requirements with respect to reporting and documentation of expenses.

At the Termination Date, as a consequence of the termination of your employment, you are entitled to receive the following:

1.	Final Wages: Your wages for your work through your Termination Date already have been paid to you or will be paid to you on the next payroll date when those wages would otherwise be due.

2.
Accrued and Unused Vacation: The Company already has or will pay you for unused vacation time for 2019 as of the Termination Date (less applicable withholdings and deductions) on the next payroll date.

We remind you that, after the Termination Date, you continue to be bound by the Company’s policies and your contractual commitments regarding the protection of confidential business information, which of course are subject to any laws that require or permit disclosure of such confidential information.
In addition to the compensation and benefits described above, in recognition of your years of service to the Company and (i) provided that you do not voluntarily terminate your employment by the Company prior to December 31, 2019; (ii) provided that you are not terminated by the Company “for cause” prior to December 31, 2019; and (iii) provided that you have delivered a signed Release of claims (“Release No. 2”), substantially similar to the Release set forth below and otherwise reasonably satisfactory to the Company’s General Counsel within 21 days after the Termination Date and not revoked such Release No. 2 within the seven-day revocation period provided for in Release No. 2, the Company will provide the following additional compensation and benefits (the “Severance Payment and Benefits”) to you:

1.
Severance Payment: The Company will pay you a lump sum payment of $100,000 (less applicable withholdings and deductions) on the first regular payroll date following the Termination Date and your execution and return of the referenced Release No. 2 and your non-revocation of such Release No. 2 during the seven-day Revocation Period described below.

2.
Unemployment: The Company will not object to any application that you might make for unemployment benefits. Your eligibility for such benefits will be determined solely by the state where such an application for unemployment is filed.

3.
Non-Compete: Notwithstanding anything to the contrary contained herein or in any other Company document or otherwise, you will not be precluded from working for a competitor of the Company and its affiliates and subsidiaries.

Release No. 1
By signing and not revoking this letter agreement (which includes this Release No. 1), as described herein, you shall release CNX, and all of its affiliated companies, direct and indirect parents, subsidiaries, affiliates, successors, and assigns (collectively, the “CNX Companies”) and all of their current and former shareholders, partners, principals, members, directors, officers, agents, employees, employee benefit plans, trustees, insurers and all others acting in concert with them (collectively, the “Released Persons”), from any and all claims you have or might have against them as the result of events that occurred on or before the date you execute the Release, whether known or unknown, except for the rights described in the next paragraph. The claims released by you include, without limitation, all claims relating in any way to your employment with the CNX Companies, the termination of your employment, claims for wrongful discharge or retaliation, claims related to any purported status as a whistleblower, and any cause of action or claim you have or might have for an alleged violation of any express or implied contract, or federal, state, or local law, including (without limitation) state and federal statutes or laws, as amended, that prohibit discrimination or retaliation in employment based on any protected status, including, but not limited to, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Civil Rights Acts of 1866 and 1871, the Pregnancy Discrimination Act, the National Labor Relations Act, the Racketeer Influenced and Corrupt Organizations Act, the Rehabilitation Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act (“WARN Act”), Ohio Civil Rights Act, Ohio Minimum Fair Wage Law, Ohio Wage Payment Law, Pennsylvania Human Relations Act, Pennsylvania Minimum Wage Act of 1968, Virginia Human Rights Act, Virginians with Disabilities Act, Virginia's Genetic Testing Law, Virginia Equal Pay Act, Virginia Minimum Wage Act, West Virginia Human Rights Act, West Virginia Minimum Wage and Maximum Hour Standards Law, West Virginia Equal Pay for Equal Work Act, and any other state, federal or local law, rule or regulation, the common law for negligence, gross negligence, or any other tort claim, including but not limited to, intentional infliction of emotional distress, assault, battery, invasion of privacy, false imprisonment, breach of express or implied contract, interference with contractual relations, additional wages or benefits that may be owed (whether pursuant to the accrued and unused vacation policy, the CNX Resources Corporation Severance Pay Plan for Salaried Employees, equity awards granted under the CNX Resources Equity Incentive Plan (other than equity that vested prior to the Termination Date), the short-term incentive program under the Executive Annual Incentive Plan, any employment agreement or change in control agreement to which you may be a party, or otherwise), covenants of fair dealing and good faith, civil conspiracy, duress, promissory or equitable estoppel, defamation, slander, fraud, mistake, misrepresentation, violation of public policy, overtime, retaliation, personal injury, breach of fiduciary duty, loss of consortium, bad faith, any other wrongful conduct and claims under any federal, state or local laws, statutes, regulations, ordinances, or other similar provisions, and any claims for attorneys’ fees and costs. If any administrative agency or court assumes jurisdiction over any charge, complaint, proceeding, or action involving claims released in this agreement, you agree that you will not accept, recover, or receive any monetary damages or other relief from or in connection with that charge, complaint, or proceeding. You agree that if a court of competent jurisdiction determines that you are to be awarded damages under the WARN Act or any other federal or state law, those damages would be offset by an amount equal to your above severance payment minus $500. You also agree that you have not assigned or transferred to another person or entity any interest in any of the above stated claims.
You have certain rights that are not released by signing this letter agreement, which includes this Release No. 1. Such Release No. 1 does not affect the following: any rights or claims that may arise after the date this letter agreement is executed; your right to enforce the Company’s obligations under this agreement; any rights you may have to vested CNX Companies’ pension or retirement benefits that you are entitled to on the date of execution of this agreement and/or the Release by you; your right to receive workers’ compensation benefits; your right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission; your right to participate in or cooperate with any such charge or complaint procedure; and any right that cannot be waived as a matter of law. Any other claim you have or might have is, however, released by such Release No. 1.
By signing this letter agreement, which includes this Release No. 1, you are also representing and agreeing that, except for wages to be paid to you regardless of whether you sign this letter agreement, as described herein, and the Severance Payment and Benefits to be paid under the terms of this agreement, you have been paid in full for all other wages and benefits to which you are entitled.
***
You and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion credit and financial data, manufacturing processes, financial methods, plans or the business and affairs of the Company and its affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your employment with the Company disclose or use for your own benefit or purposes or the benefit or purposes of any Person, other than the Company and any of its affiliates, any proprietary confidential information or trade secrets. The foregoing obligations imposed by this paragraph will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such information has become, through no fault of yours, generally known to the public, or (iii) if you are required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). You agree that upon the Termination Date, you will immediately return to the Company all memoranda, books, paper, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its affiliates. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
The Company agrees that if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director, officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, you shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators.
The provisions of this letter agreement may be amended or waived only by a written agreement executed and delivered by the Company and you. No other course of dealing between the parties to this agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties. Notwithstanding the foregoing or any provisions of this letter agreement to the contrary, the Company may at any time, with your consent, modify or amend any provision of this agreement or take any other action, to the extent necessary or advisable to ensure that this letter agreement complies with or is exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and that any payments or benefits under this agreement are not subject to interest and penalties under Section 409A of the Code.
All covenants and agreements contained in this letter agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, provided that you may not assign your rights or delegate your obligations under this agreement without the written consent of the Company and the Company may assign this agreement only to a successor to all or substantially all of its assets.
If any dispute arises with regard to the interpretation and/or performance of this letter agreement or Release No.1, as set forth above, or any of the provisions contained therein, the parties agree to attempt to resolve the dispute by telephone conference with a mediator jointly selected by the parties. If the parties cannot resolve the dispute by such telephone conference, then the parties agree to schedule and conduct a half-day mediation within thirty (30) days of notice of the dispute and to share equally the costs of such mediation. If a party refuses to mediate, then such party thereby waives any claim for and recovery of attorneys’ fees or costs incurred in any litigation brought regarding this agreement. Otherwise, if the parties are unable to resolve their dispute by mediation, then the prevailing party or parties in any resulting litigation shall be entitled to recover reasonable attorneys’ fees, costs and expenses, including the costs of mediation. This agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement. The descriptive headings of this agreement are inserted for convenience only and do not constitute a part of this agreement.
The Company may withhold from any amounts payable under this letter agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
This letter agreement shall become effective on the date set forth below. On and after the effective date, this letter agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF PENNSYLVANIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
You have up to and including 21 days from the date you receive this letter agreement to consider the terms of this agreement as proposed by the Company, including the terms of Release No. 1, as set forth herein. Any modification to these proposed terms, whether material or immaterial, does not restart the running of the 21-day period.
If you decide to sign this letter agreement, and thereby accept the terms of this agreement, you may then revoke your acceptance of it up to seven days after signing it (“Revocation Period 1”), by notifying me in writing before the expiration of Revocation Period 1. This agreement will not become effective until the expiration of Revocation Period 1; provided, however, that the Company’s obligation to pay the Severance Payment and Benefits will not become effective until the expiration of Revocation Period 2, as defined herein. On the Termination Date, the referenced Release No. 2, as described above, will be provided to you and if you decide to sign Release No. 2, and thereby accept the terms of Release No. 2, you may then revoke your acceptance of it up to seven (7) days after signing it (“Revocation Period 2”), by notifying me in writing before the expiration of Revocation Period 2. Release No. 2 and the Company’s obligation to pay the Severance Payment and Benefits will not become effective until the expiration of Revocation Period 2.
If this letter agreement is not signed and returned by October 15, 2019 (21 days from the date of this letter), then this offer is revoked by the Company. This letter agreement must be delivered by email or hard copy to me within the time specified herein in order to be effective.
You should not sign this letter agreement if you do not understand its terms, including the terms of Release No. 1. By signing this letter agreement, you affirm that you have read its terms, including the terms of Release No. 1, that you understand those terms and effects, including the fact that you have agreed to release employment-related claims, that you have signed this letter agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory and which you acknowledge is in addition to other benefits to which you would be entitled, and that you have been advised in writing to consult with an attorney prior to signing this letter agreement.
If all of the above terms are agreeable to you, please sign the enclosed copy of this letter where indicated below and return it to me via email (at stephaniegill@cnx.com) or hard copy (1000 CONSOL Energy Drive, Canonsburg, PA 15317-6506) by October 15, 2019. Please direct any questions to me.
Sincerely,
CNX RESOURCES CORPORATION
BY:    /s/ Stephanie L. Gill
Stephanie Gill
Vice President, General Counsel & Corporate Secretary
I knowingly and voluntarily agree to the above terms this 24th day of October, 2019, intending to be legally bound.
/s/ Timothy D. Dugan
Timothy C. Dugan